Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2023 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 2, 2023…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•
Net sales of $181 million compared to $199 million in the first quarter of 2022
•
Net income of $16 million compared to $59 million in the first quarter of 2022; Adjusted net income of $19 million as compared to $62 million in the first quarter of 2022
•
EPS of $0.21 compared to $0.66 for the first quarter of 2022; Adjusted EPS(1) of $0.25 compared to $0.69 in the first quarter of 2022
•
Adjusted EBITDA(1) of $51 million compared to $101 million in the first quarter of 2022
•
Cash Flow from Operations of $59 million and Capital Expenditures of $18 million
•
Total cash and short-term investments of approximately $426 million as of March 31, 2023
•
Trailing twelve-month total recordable injury rate of 0.87 as of March 31, 2023
•
Achieved a milestone in our El Dorado CCS project by filing a Class VI sequestration well permit

Mark Behrman, LSB’s President and CEO, stated, “We generated a healthy increase in sales volumes relative to the first quarter of last year. This improvement reflects the benefits of the reliability investments we made in our facilities in 2022 along with our successful commercial initiatives. However, the stronger volumes were more than offset by lower product selling prices resulting largely from a decline in natural gas prices in Europe, which reached all-time highs during 2022 and drove ammonia prices to record levels. After declining steadily for the past six months, we believe that prices for ammonia and related products are at or near a bottom, bolstered by the significant increase in fertilizer demand we've seen recently. We expect the pricing stabilization coupled with continued strong operating performance by our facilities to benefit our second quarter 2023 financial results."

Mr. Behrman continued, "Despite the pricing headwinds in the first quarter, we continued to generate solid free cash flow which further strengthened our balance sheet. Our current financial position gives us the flexibility to create value for shareholders in multiple ways including investments in the growth of the business and potential debt reduction and/or additional share repurchases. Additionally, we are more excited than ever about our blue and green ammonia projects that we have underway, and other potential projects that we are exploring. The groundswell of interest in the use of ammonia as a clean fuel and as a carrier for hydrogen continues to build. Our vision is to be at the forefront of this energy transition, which we expect to result in a meaningful reduction to global CO2 emissions, including those of our company, while at the same time representing an attractive opportunity for us to generate significant incremental profitability and shareholder value."

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

First Quarter Results Overview

	Three Months Ended March 31,
Product (Gross Sales in $000's)	2023	2022	% Change
AN & Nitric Acid	$58,272	$71,800	(19)%
Urea ammonium nitrate (UAN)	46,590	56,569	(18)%
Ammonia	63,415	59,342	7%
Other	12,687	11,270	13%
Total Net Sales	$180,964	$198,981	(9)%

Comparison of 2023 to 2022 quarterly periods:

•
Net sales declined during the quarter driven by lower pricing for all of our products and the impact of extremely cold weather that caused the Cherokee facility to be down for the first half of January. The headwind of lower pricing and Cherokee downtime was partially offset by higher sales volumes for ammonia and UAN.
•
The year-over-year decline in operating income and adjusted EBITDA primarily resulted from lower selling prices and higher natural gas feedstock prices, partially offset by higher sales volumes.

The following tables provide key sales metrics for our products:

	Three Months Ended March 31,
Key Product Volumes (short tons sold)	2023	2022	% Change
AN & Nitric Acid	122,745	144,517	(15)%
Urea ammonium nitrate (UAN)	113,026	100,153	13%
Ammonia	88,997	60,725	47%
	324,768	305,395	6%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$417	$438	(5)%
Urea ammonium nitrate (UAN)	$379	$553	(31)%
Ammonia	$703	$961	(27)%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

	Three Months Ended March 31,
	2023	2022	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$728	$1,206	(40)%
NOLA UAN	$318	$569	(44)%

Input Costs
Average natural gas cost/MMBtu	$5.66	$4.74	19%

Financial Position and Capital Expenditures

As of March 31, 2023, our total liquidity was approximately $488 million, including $426 million in cash and short-term investments and approximately $62 million of availability under our Working Capital Revolver. Total long-term debt, including the $9 million current portion, was $711 million on March 31, 2023 compared to $712 million on December 31, 2022.

Interest expense for the first quarter of 2023 was $12 million compared to $10 million in the first quarter of 2022.

Capital expenditures were approximately $18 million for the first quarter of 2023. For the full year 2023, total capital expenditures are expected to be between $60 million to $80 million which includes maintenance and margin enhancement investments.

Market Outlook

Nitrogen fertilizer prices moderated in recent months, largely reflecting a decline in European production costs. Natural gas prices in Europe have dropped due to a reduction in demand primarily related to warmer than expected temperatures throughout Europe this past winter and a reduction in industrial demand. The lower natural gas costs have enabled numerous European ammonia facilities to resume operations, increasing global supply for nitrogen products. With that said, natural gas costs in Europe remain significantly higher than those in the U.S. and European operators remain the high cost, or marginal producers, with production costs substantially higher than those in the U.S.

In addition to the lower production costs for European producers as compared to a year ago, the decline in fertilizer prices reflects the impact of a delay in this season's spring fertilizer application in many corn growing regions of the U.S. due to cold and wet weather. Nitrogen prices have also been pressured by lower demand for ammonia from Asian industrial markets as well as from phosphate producers. Despite these factors, nitrogen pricing remains at attractive levels and appears to have stabilized with potential for improvement as 2023 progresses, given an increasingly favorable demand outlook.

U.S. corn stock/use ratios sit near multi-year lows due, in part, to persistent dry conditions in South America, along with areas of the U.S. and Europe. As a result, corn prices remain significantly above 10-year averages which, combined with lower input costs relative to last year, should incentivize farmers to plant additional acres and maximize yield through the current planting season. Recent USDA projections call for approximately 92 million acres of corn to be planted in the U.S. this year, up from approximately 88.6 million acres planted last year. We expect this to translate into strong demand for nitrogen fertilizers in the coming weeks and, ultimately, improved pricing as inventory levels decline.

Our industrial business has been robust and demand for our products is steady. Nitric acid demand is stable as the demand impacts of high inflation in the U.S. has been offset by global producers shifting production from international facilities to their U.S. operations in order to take advantage of lower domestic input costs. Demand for AN for use in mining applications is robust due to attractive market fundamentals for quarrying and aggregate production and U.S. metals.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Wednesday, May 3, 2023 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies. Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
	(In Thousands, Except Per Share Amounts)
Net sales	$180,964	$198,981
Cost of sales	139,359	108,251
Gross profit	41,605	90,730

Selling, general and administrative expense	9,867	10,935
Other expense (income), net	1,203	(176)
Operating income	30,535	79,971

Interest expense, net	12,212	9,955
Non-operating other expense (income), net	(3,476)	135
Income before provision for income taxes	21,799	69,881
Provision for income taxes	5,898	11,115
Net income	15,901	58,766

Income per common share:
Basic:
Net income	$0.21	$0.66

Diluted:
Net income	$0.21	$0.65

Adjusted Net Income and Adjusted EPS(1)
Net income	$15,901	$58,766
Adjustments	2,876	3,630
Adjusted net income	$18,777	$62,396

Net income per common share, excluding adjustments	$0.25	$0.69

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

LSB Industries, Inc.

Condensed Consolidated Balance Sheets

(Information at March 31, 2023 is unaudited)

	March 31,	December 31,
	2023	2022
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$48,949	$63,769
Short-term investments	376,882	330,553
Accounts receivable	60,251	75,494
Allowance for doubtful accounts	(693)	(699)
Accounts receivable, net	59,558	74,795
Inventories:
Finished goods	28,102	28,893
Raw materials	1,530	1,990
Total inventories	29,632	30,883
Supplies, prepaid items and other:
Prepaid insurance	12,271	17,429
Precious metals	14,474	13,323
Supplies	28,570	27,501
Other	9,491	8,346
Total supplies, prepaid items and other	64,806	66,599
Total current assets	579,827	566,599

Property, plant and equipment, net	842,925	848,661

Other assets:
Operating lease assets	21,321	22,682
Intangible and other assets, net	1,697	1,877
	23,018	24,559

	$1,445,770	$1,439,819

LSB Industries, Inc.

Condensed Consolidated Balance Sheets (continued)

(Information at March 31, 2023 is unaudited)

	March 31,	December 31,
	2023	2022
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$68,341	$78,182
Short-term financing	10,168	16,134
Accrued and other liabilities	43,617	38,470
Current portion of long-term debt	8,544	9,522
Total current liabilities	130,670	142,308

Long-term debt, net	702,071	702,733

Noncurrent operating lease liabilities	13,460	14,896

Other noncurrent accrued and other liabilities	522	522

Deferred income taxes	69,095	63,487

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	497,216	497,179
Retained earnings	214,993	199,092
	721,326	705,388
Less treasury stock, at cost:
Common stock, 15.0 million shares (14.9 million shares at December 31, 2022)	191,374	189,515
Total stockholders' equity	529,952	515,873
	$1,445,770	$1,439,819

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended March 31,
	2023	2022
Net income	$15,901	$58,766
Plus:
Interest expense and interest income, net	8,731	9,955
Net loss on extinguishments of debt	—	113
Depreciation and amortization	17,604	17,507
Provision for income taxes	5,898	11,115
EBITDA	$48,134	$97,456

Stock-based compensation	719	803
Legal fees (Leidos)	273	342
Loss (gain) on disposal of assets	1,890	(46)
Turnaround costs	(6)	2,531
Adjusted EBITDA	$51,010	$101,086

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Numerator:
Net income	$15,901	$58,766
Adjustments:
Stock-based compensation	719	803
Legal fees (Leidos)	273	342
Loss (gain) on disposal of assets	1,890	(46)
Turnaround costs	(6)	2,531
Net income, excluding adjustments	$18,777	$62,396
Denominator:
Adjusted weighted-average shares for basic net income per share and for adjusted net income per share(1)	75,807	88,421
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture	409	1,691
Outstanding shares, net of treasury, at period end for adjusted net income per share, excluding other adjustments	76,216	90,112

Basic net income per common share	$0.21	$0.66

Net income per common share, excluding adjustments	$0.25	$0.69

(1)
Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2023	2022
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$168,277	$187,712

Less freight and other	11,754	10,609

Ammonia, AN, Nitric Acid, UAN netback sales	$156,523	$177,103